Exhibit 99.1

Celanese Corporation 1601 West LBJ Freeway Dallas, Texas 75234-6034
Celanese Corporation Completes Offering of $400 Million of Senior Unsecured Notes
DALLAS, May 6, 2011 --- Celanese Corporation (NYSE: CE) (the “Company”) today announced that its wholly-owned subsidiary, Celanese US Holdings LLC, had successfully completed an offering of $400 million in aggregate principal amount of senior unsecured notes at 5⅞ percent due 2021 (the “Notes”) on May 6, 2011. The Company used the net proceeds from the offering, plus approximately $120 million of its cash on hand, to retire existing senior secured credit facility indebtedness that was set to mature in 2014.
“The execution of this transaction is consistent with Celanese’s ongoing strategy of maintaining a flexible, low cost and stable capital structure,” said Steven Sterin, senior vice president and chief financial officer. “With current strong unsecured credit market conditions, we further extended our debt maturity profile while reducing secured debt in our capital structure. We also continued to improve our credit profile with additional deleveraging of our balance sheet.”
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
###
Contact:
Investor Relations
Mark Oberle
Phone: +1 972 443 4464
Telefax: +1 972 443 8519
Mark.Oberle@celanese.com

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “will,” “intends,” “expects,” “outlook,” “forecast,” “estimates,” “anticipates,” “projects,” “plans,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. The company’s ability to successfully complete the transactions referred to in this press release is subject to numerous factors and contingencies, many of which are beyond the company’s control. These include local and national economic, credit and capital market conditions, including prevailing interest rates; legal and regulatory developments, including changes to tax rates, applicable securities regulations or accounting standards; and geopolitical conditions, including the occurrence of acts of war or terrorist incidents or natural disasters. Any of these factors or others not named herein could cause the company to abandon the referenced transactions or cause the company’s actual results to differ materially from those expressed as forward-looking statements. In addition, other risk factors that could cause actual results to differ materially from the forward-looking statements contained in this release include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.